Exhibit 99.1

Arthur Coppola to Retire as Chairman and Chief Executive of The Macerich Company
After 25 Years as CEO

Lead Director Steven Hash to Become Independent Chairman of the Board

The Macerich Company Commences Process for Determining New Permanent CEO

SANTA MONICA, Calif., April 19, 2018 – Today Arthur Coppola announced that he will retire from his position as Chairman and Chief Executive Officer of the Macerich Company (NYSE: MAC) (the "Company") after service to the Company and its predecessor for 42 years.  In connection with his plans to retire, he will not stand for re-election as a director at the Company's 2018 Annual Meeting of Stockholders.  Mr. Coppola is a founding partner of the original Macerich Group which he joined in 1976.  Mr. Coppola's retirement as Chief Executive Officer will be effective as of December 31, 2018.  Steven Hash, who has been an independent member of the Board since May 2015 and the Board's Lead Independent Director since August 2017, has been appointed to the role of Independent Chairman, a non-executive role, effective as of the 2018 Annual Meeting.  The Board has commenced a process led by independent directors of the Board for determining Mr. Coppola's successor.

Mr. Coppola has provided visionary leadership for the Company since its formation in 1993 and its initial public offering in 1994.  During his tenure as Chief Executive Officer, the Company has grown from a privately held real estate enterprise with a total market capitalization of $600 million into an industry leading, S&P 500 publicly traded company with a total market capitalization of more than $16 billion.  Since the Company's initial public offering through the end of 2017, Macerich has delivered total shareholder return of 1,415% compared to the S&P 500's total shareholder return of 816% during the same period. Today Macerich has a portfolio of 48 retail properties, totaling 54 million square feet, in many of the country's most attractive, densely populated markets with significant presence in the Pacific Rim, Arizona, Chicago, and the New York Metro area to Washington DC corridor.  In addition to leading the Company, Mr. Coppola was a member of the board of governors or executive committee of the National Association of Real Estate Investment Trusts, Inc. from 2005 to 2010, served as the 2007 chair of the board of governors and received the 2009 NAREIT Industry Leadership Award.  All told, Mr. Coppola has over 42 years of experience in the shopping center industry.

Mr. Coppola said, "I am extremely proud of Macerich's operational and strategic achievements, including consistently being ahead of the curve as retail has transformed.  For over four decades, Macerich has achieved a creative dominance in the market and been a leader in sustainability, and it's been a privilege to serve as CEO of this amazing company and its predecessor for 30 years.  I am especially excited to see Macerich's centers becoming America's new town squares and downtowns and Macerich emerge as a leader in developing digitally native vertically integrated brands, the fastest growing digital commerce channel that exists today.  The Company's future prospects are extremely encouraging, and I could not be more thankful to all of Macerich's employees, retailers, partners and communities that have helped create the Macerich of today and are helping achieve our vision for the future.  I look forward to assisting the Board in ensuring a smooth leadership transition."

Mr. Hash said, "On behalf of the Board, I want to thank and commend Art for his stellar and distinguished track record of accomplishments which have created significant long-term value for all of Macerich's stakeholders.  Under Art's leadership, Macerich has re-imagined its world-class portfolio of crown jewel properties for the future, positioning the Company for long-term growth and success. The Board and management will remain focused on ensuring Macerich's centers are the locations of choice for retailers, delivering unique experiences for shoppers and enhanced value for stockholders.  I want to express my appreciation of the incredibly strong management team and deep bench that has been put in place over the years and has helped drive sector leading same-store NOI growth for the past five years at an average annual rate of 4.5% and all-time high tenant sales.  In addition, the team's continued efforts to actively manage the Company's portfolio and maximize operating performance has resulted in stockholder value over the past four years at the top end of the public mall peers.  As a Board, we are committed to determining the right successor to Art promptly."

ABOUT MACERICH
Macerich, an S&P 500 company, is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

Macerich currently owns 53 million square feet of real estate consisting primarily of interests in 48 regional shopping centers. Macerich specializes in successful retail properties in many of the country's most attractive, densely populated markets with significant presence in the Pacific Rim, Arizona, Chicago and the Metro New York to Washington, DC corridor.

A recognized leader in sustainability, Macerich has earned NAREIT's prestigious "Leader in the Light" award every year from 2014-2017. For the third straight year in 2017 Macerich achieved the #1 GRESB ranking in the North American Retail Sector, among many other environmental accomplishments. Additional information about Macerich can be obtained from the Company's website at www.macerich.com.

Forward Looking Statements
This release contains statements that constitute forward-looking statements which can be identified by the use of words, such as  "expects," "anticipates," "assumes," "projects," "estimated" and "scheduled" and similar expressions that do not relate to historical matters. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

Contacts
Thomas O'Hern, Senior Executive Vice President and Chief Financial Officer, 310-394-6000